                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*





                                Orthovita, Inc.
                                (Name of Issuer)


                                 Common Stock
                         (Title of Class of Securities)


                                   68750U102
                                 (CUSIP Number)


                                 July 31, 2006
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [X] Rule 13d-1(b)

       [_] Rule 13d-1(c)

       [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 Pages

 CUSIP No. 68750U102                 13G                    Page 2 of 6 Pages

-------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Cortina Asset Management, LLC 56-2450074
-------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    Not Applicable
    (a) [_]
    (b) [_]
-------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Wisconsin
-------------------------------------------------------
              5  SOLE VOTING POWER

                 3,485,452
             ----------------------------
 NUMBER OF    6  SHARED VOTING POWER
   SHARES
BENEFICIALLY     None
  OWNED BY   ----------------------------
    EACH      7  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON        5,853,936
    WITH     ----------------------------
              8  SHARED DISPOSITIVE POWER

                 None
---------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,853,936
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


    Not Applicable
                                                                      [_]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    11.2%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IA
---------------------------------------------------------------------------

  Item 1(a) Name of Issuer:

               Orthovita, Inc.

  Item 1(b) Address of Issuer's Principal Executive Offices:

               45 Great Valley Parkway
               Malvern, PA 19355

  Item 2(a) Name of Person Filing:

               Cortina Asset Management, LLC ("Cortina")

  Item 2(b) Address of Principal Business Office:

               Cortina is located at:

               330 East Kilbourn Avenue
               Suite 850
               Milwaukee, WI 53202

  Item 2(c) Citizenship:

               Cortina is a Wisconsin limited liability company;

  Item 2(d) Title of Class of Securities:

               Common Stock

  Item 2(e) CUSIP Number:

               68750U102

  Item 3    Type of Person:

                (e)Cortina is an Investment Adviser registered under
                   section 203 of the Investment Advisers Act of 1940;

                               Page 3 of 6 Pages

   Item 4 Ownership (at July 31, 2006):

              (a)Amount owned "beneficially" within the meaning of
                 rule 13d-3:
                 5,853,936

              (b)Percent of class:
                 11.2% (based on 52,357,977 shares outstanding as of May 10, 2006)

              (c)Number of shares as to which such person has:

                 (i)sole power to vote or to direct the vote: 3,485,452

                (ii)shared power to vote or to direct the vote: None

               (iii)sole power to dispose or to direct the disposition
                    of: 5,853,936

                (iv)shared power to dispose or to direct disposition
                    of: None

   Item 5 Ownership of Five Percent or Less of a Class:

             Not Applicable

   Item 6 Ownership of More than Five Percent on Behalf of Another
          Person:

             Not Applicable

   Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
          Holding Company:

             Not Applicable

   Item 8 Identification and Classification of Members of the Group:

             Not Applicable

   Item 9 Notice of Dissolution of Group:

             Not Applicable

                               Page 4 of 6 Pages

Item 10 Certification:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 5 of 6 Pages

                                   Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 10, 2006

                                              Cortina Asset Management, LLC

                                              By: /s/ Lori K. Hoch
                                                  ------------------------------
                                                  Lori K. Hoch
                                                  Chief Operating Officer and
                                                  Chief Compliance Officer

                               Page 6 of 6 Pages